UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

MAVERICK TUBE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10651	43-1455766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri	63017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 733-1600

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2005, Maverick Tube Corporation (“Maverick”) and Maverick Tube, L.P., a subsidiary of Maverick (the “Seller”), and Atlas Tube Inc. (“Atlas”) and Atlas Tube (USA) Inc., a subsidiary of Atlas (the “Buyer”), entered into Asset Purchase Agreement dated June 30, 2005 by and among Maverick, the Seller, Atlas and the Buyer (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, the Buyer and Atlas acquired certain assets of the structural steel tubing business of Seller consisting of Seller’s hollow structural section business located in Hickman, Arkansas and Calgary, Alberta, Canada (the “Sale”).

In accordance with the Purchase Agreement, the Seller received a purchase price of approximately $37.8 million in cash (the “Purchase Price”), subject to certain post-closing adjustments as set forth in the Purchase Agreement. Maverick expects to generate liquidity of approximately $51 million from the Sale through the Purchase Price and proceeds derived from certain retained assets, principally trade receivables.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 hereto.

Section 8 - Other Events

Item 8.01.   Other Events.

On June 30, 2005, Maverick announced that it entered into the Purchase Agreement described in Item 1.01 hereof. The text of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

No.	Description
10.1	Asset Purchase Agreement dated June 30, 2005.
99.1
Text of Press Release, dated June 30, 2005, issued by Maverick Tube Corporation regarding the announcement of the Asset Purchase Agreement relating to the sale of assets of its hollow structural section business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 6, 2005

MAVERICK TUBE CORPORATION

By:	/s/ Joyce M. Schuldt
Joyce M. Schuldt
Senior Vice President - Finance, Chief
Financial Officer and Secretary